Exhibit 3.1

*  Filed pursuant to Item 601(b)(3)(i) of Regulation S-K; Exhibit 3.1 contains a complete conformed copy of the Amended and Restated Certificate of Incorporation of Battalion Oil Corporation, dated October 8, 2019, as amended by the Certificate of Amendment, dated January 21, 2020 (which amended Article First, of the Amended and Restated Certificate of Incorporation, to change the name of the Corporation).

Amended and Restated
Certificate of Incorporation
of
Battalion Oil Corporation,
as amended*

Battalion Oil Corporation, a Delaware corporation (the “Corporation”), organized and existing under the provisions of the Delaware General Corporation Law (the “DGCL”), hereby certifies as follows:

1.	The present name of the Corporation is Battalion Oil Corporation.

2. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 5, 2004. This Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 8, 2019  (the “Certificate of Incorporation”), with an amendment thereto filed on January 21, 2020.

3. The complete text of the articles in the Certificate of Incorporation, as amended and currently in effect, read in its entirety as follows.

FIRST: The name of the corporation is Battalion Oil Corporation (the “Corporation”).

SECOND: The Corporation’s registered office in the State of Delaware is located at 1675 S. State Street, Suite B, Dover, Kent County, Delaware 19901. The name of its registered agent at such address is Capitol Services, Inc.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 101,000,000, of which 100,000,000 shares shall be common stock, par value $0.0001 per share (“Common Stock”) and 1,000,000 shares shall be preferred stock, par value $0.0001 per share (“Preferred Stock”).

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

C. No Non-Voting Equity. To the extent provided by Section 1123(a)(6) of chapter 11 of title 11 of the United States Code, the Corporation shall not be permitted to issue any non-voting equity securities; provided, however, that this provision (i) shall have no further force or effect beyond that requirement under Section 1123 of the United States Code, (ii) shall have no force and effect, if any, only for so long as Section 1123 of the United States Code is in effect and applicable to the Corporation and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

D. HSR Restriction. Notwithstanding any provision herein to the contrary, in connection with any acquisition of common stock (and/or any other voting securities of the Corporation) as to which the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), would, but for this paragraph, be applicable, any person or entity (as defined under the HSR Act) acquiring such common stock (and/or other voting securities of the Corporation) shall have no right to vote such common stock or voting securities until such person or entity has complied with the filing and waiting period requirements of the HSR Act.

E. Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock out of funds legally available therefor at such times and in such amounts as the Board in its discretion shall determine.

F. Dissolution, Liquidation or Winding Up. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the authority and powers conferred upon the Board of Directors by the DGCL or other provisions of this Certificate of Incorporation, the Board of Directors is hereby authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and the bylaws of the Corporation; provided, however, that no bylaws hereafter adopted by the stockholders of the Corporation, or any amendments thereto, shall invalidate any prior act of the Board of Directors that would have been valid if such bylaws or amendment had not been adopted.

A. Term of Office. Each director shall hold office until his or her successor is elected and qualified or until such director’s earlier resignation, removal from office, death or incapacity. At each annual meeting of the stockholders commencing after the first annual meeting of stockholders after the Certificate Effective Time, the successors of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the year following the year of their election.

B. Vacancies. Except as the DGCL may otherwise require, in the interim between annual meetings of the stockholders, any vacancies in the Board of Directors, including vacancies resulting from the removal of directors for cause, or resulting from death, resignation, retirement, disqualification, or other cause may be filled by the vote of the remaining directors then in office, although less than a quorum, and each director so chosen shall hold office for the unexpired portion of the full term of the director whose vacancy has been filled, or as otherwise provided by the Board of Directors.

C. Removal of Directors by Stockholders. Subject to any rights, contractual or otherwise, of any group or groups of shareholders to designate (and to remove such designee) a director to the Board of Directors, pursuant to Section 141(k) of the DGCL: (i) prior to the 2021 Annual Meeting (as defined below), any Group I Director and, thereafter, any director or the entire Board of Directors may be removed, with or without cause, by a majority of the shares then entitled to vote at an election of directors and (ii) prior to the 2021 Annual Meeting, any Group II Director may be removed, with or without cause, by 85% of the shares then entitled to vote at an election of directors. In case any one or more directors be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

B. Until the second annual meeting of stockholders following the effectiveness of this ARTICLE SIXTH (the “2021 Annual Meeting”), the Board of Directors shall be divided into two classes, designated as Group I and Group II. As of the effectiveness of this ARTICLE SIXTH, the Board of Directors shall be as follows:

GROUP I: Richard Little, 1000 Louisiana Street, Suite 6600, Houston, TX 77002; Gregory Hinds, 5113 Pronghorn Avenue, Elizabeth, CO 80107; Scott Germann, 1004 N. Big Spring, Suite 325, Midland, TX 79701; and William Transier, 12128 Madeleine Circle, Dallas, TX 75230 (the “Group I Directors” and each, a “Group I Director”)

GROUP II: William Carapucci, 4400 Post Oak Parkway, Suite 1550, Houston, TX 77027; David Chang, 1700 Broadway, 38th Floor, New York, NY 10019; and Allen Li, 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071 (the “Group II Directors” and each, a “Group II Director”).

Each Group I Director shall initially serve until the next annual meeting of stockholders following the effectiveness of this ARTICLE SIXTH (the “2020 Annual Meeting”), and each Group II Director shall initially serve until the 2021 Annual meeting. At the 2020 Annual Meeting, the Group I Directors shall stand for election to a one-year term expiring at the 2021 Annual Meeting and until such director’s successor shall be duly elected and shall qualify or until such director’s earlier resignation, retirement, removal from office, death or incapacity. Commencing with the 2021 Annual Meeting, the foregoing classification of the Board of Directors shall cease. At the 2021 Annual Meeting and at each annual meeting of stockholders thereafter, each nominee for director shall stand for election to a one-year term expiring at the next annual meeting of stockholders and until such individual’s successors is duly elected and qualified, subject to such individual’s earlier resignation, retirement, removal from office, death or incapacitation.

C. Vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and each director so chosen shall hold office until the later of the next annual meeting at which such appointed director stands for election and the 2021 Annual Meeting and until such director’s successor shall be duly elected and shall qualify, or until such director’s earlier resignation, removal from office, death or incapacity. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

D. The Board of Directors shall have the power to make, alter, amend, change, add to or repeal the bylaws of the Corporation as provided in the bylaws of the Corporation and without any action on the part of the stockholders, except as may be otherwise provided by applicable law.

E. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

SEVENTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

C. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

E. To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 7.B or 7.C, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. Indemnification under Section 7.B or 7.C (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in such Section 7.A or 7.B. Such determination shall be made:

(i) By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or
(ii) If such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or
(iii) By the stockholders.

F. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this ARTICLE SEVENTH.

G. The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this ARTICLE SEVENTH shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

H. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this ARTICLE SEVENTH.

EIGHTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

NINTH: The Corporation shall not be governed by Section 203 of the DGCL.

TENTH: The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation (as amended) are granted subject to the rights reserved in this ARTICLE TENTH.